SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-A/A

AMENDMENT NO. 12 TO REGISTRATION STATEMENT ON

FORM 8-A (FILE No. 0-25566)

ASML Holding N.V.

(Exact name of Registrant as specified in its Charter)

The Netherlands	None
(State of Incorporation or Organization)	(I.R.S. Employer Identification No.)

De Run 6501, 5504 DR Veldhoven, The Netherlands
(Address of principal executive office)

If this form relates to the registration of a class of securities pursuant to Section 12 (b) of the Exchange Act and is effective pursuant to General Instruction A. (c), please check the following box. ☒	If this form relates to the registration of a class of securities pursuant to Section 12 (g) of the Exchange Act and is effective pursuant to General Instruction A. (d), please check the following box. ☐

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered

Ordinary Shares, nominal value EUR 0.09 per share	The Nasdaq Stock Market LLC
(Title of Class)

Securities to be registered pursuant to Section 12(g) of the Act: None

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Description of Registrant’s Securities to be Registered

The securities registered hereby are the ordinary shares, nominal value EUR 0.09 per share (the “Ordinary Shares”), of ASML Holding N.V. (the “Company”). On April 20, 2011, the Supervisory Board and the General Meeting of Shareholders of the Company approved amendments to the Company’s articles of association, primarily to reflect changes to applicable Dutch legislation and regulations and rules applicable to companies listed on Euronext Amsterdam by NYSE Euronext as well as to simplify the articles of association. A brief description of the amendments is set forth below.

The amendments allow the Company, subject to authorization by the general meeting of shareholders of the Company and compliance with applicable Dutch law, to repurchase up to 50% of its outstanding shares.

The amendments also simplified the articles of association by eliminating a class of shares that is not in issue. The articles of association previously provided (as a result of a share buyback executed in 2007) that the share capital of the Company was divided into (i) ordinary shares with a nominal value of EUR 0.09, (ii) fractional shares with a nominal value of EUR 0.01 and (iii) cumulative preference shares with a nominal value of EUR 0.02. The articles of association were amended to remove the fractional shares because the fractional shares had not been issued and were not expected to be issued. The amendments increased the nominal value of the Company’s cumulative preference shares from EUR 0.02 to EUR 0.09 and decreased the number of authorized cumulative preference shares to 700,000,000. As a result of the amendments, the Company’s share capital amounts to EUR 126,000,000 divided into 700,000,000 ordinary shares and 700,000,000 cumulative preference shares with a nominal value of EUR 0.09 each.

The amendments also changed the number of votes a shareholder may cast at a general meeting of shareholders to one vote per share held. Prior to the amendments, the number of votes a shareholder was authorized to cast at shareholder meetings was determined based on the aggregate nominal amount of shares held.

The remaining amendments to the articles of association are immaterial and reflect revisions of a ministerial or conforming nature, including in light of recent changes in Dutch legislation and regulations as well as changes in rules applicable to companies listed on Euronext Amsterdam by NYSE Euronext. A detailed description of these revisions is set forth in Exhibit 99.4 to the Company’s Report on Form 6-K, filed with the Securities and Exchange Commission on April 4, 2011, which Exhibit is hereby incorporated by reference herein.

The General Meeting of Shareholders approved these amendments to the articles of association on April 20, 2011. These amendments became effective on May 6, 2011. An unofficial English translation of the Amended and Restated Articles of Association, dated May 6, 2011, is set forth in Exhibit 1.1 hereto.

Item 2. Exhibits

1.1	Unofficial English Translation of the Amended and Restated Articles of Association, dated May 6, 2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to be signed on its behalf by the undersigned, thereunto duly authorized.

ASML Holding N.V. (Registrant)

Date: May 19, 2011	By:	/s/ Peter T.F.M. Wennink
Peter T.F.M. Wennink Executive Vice President Chief Financial Officer

Exhibit Index

Exhibit	Description

1.1	Unofficial English Translation of the Amended Articles of Association and Restated Articles of Association, dated May 6, 2011